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                                                                   EXHIBIT 3.1.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

        Henry T. Nicholas III and David A. Dull hereby certify that:

        1. They are the President and Secretary, respectively, of Broadcom Corporation, a California corporation.

        2. Section A.1 of Article III of the Amended and Restated Articles of Incorporation of this corporation (the "Articles") is hereby amended in its entirety to read as follows:

                "1.     Classes of Stock. This corporation is authorized to
        issue three classes of stock to be designated, respectively, "Class A Common Stock," "Class B Common Stock" and "Preferred Stock." The Class A Common Stock and Class B Common Stock are hereinafter referred to collectively as "Common Stock." The total number of shares of stock which the corporation is authorized to issue is Six Hundred and Ten Million (610,000,000) shares. Four Hundred Million (400,000,000) shares shall be Class A Common Stock, par value $.0001 per share, Two Hundred Million (200,000,000) shares shall be Class B Common Stock, par value $.0001 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, par value $.0001 per share."

        3. Section B.2.c of Article III of the Articles is hereby amended in its entirety to read as follows:

                c. The holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the corporation, except (i) in the case of a proposed issuance of shares of Class B Common Stock, which issuance shall require the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class; provided, however, that such approval shall not be required if the issuance of the Class B Common Stock has been approved by at least two-thirds of the members of the Board of Directors, then in office; and (ii) as otherwise required by applicable law.

        4. The foregoing amendment of the Articles has been duly approved by the Board of Directors.

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        5.      The foregoing amendment of the Articles has been duly approved by the required vote of the shareholders in accordance with Section 903 of the California Corporations Code. As of the date of this Certificate, the corporation had outstanding 55,174,529 shares of Class A Common Stock, 49,396,016 shares of Class B Common Stock, and no shares of Preferred Stock. The number of shares voting in favor of the foregoing amendments equaled or exceeded the vote required for approval, such required vote being a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a class, and a majority of the outstanding shares of the Class B Common Stock, voting as a single class.

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        The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

DATED: December 28, 1999                        /s/ HENRY T. NICHOLAS III
                                                --------------------------------
                                                Henry T. Nicholas III,
                                                President


                                                /s/ DAVID A. DULL
                                                --------------------------------
                                                David A. Dull, Secretary